Exhibit 99.1

Air Methods Announces Cooperation Agreement With Voce Capital

Adds Joseph E. Whitters to Board of Directors

DENVER — March 22, 2016 — Air Methods Corporation (NASDAQ: AIRM) (“Air Methods” or the “Company”), the global leader in air medical transportation, today announced that it has entered into a Cooperation Agreement with Voce Capital Management LLC (“Voce”), under which Air Methods will expand the size of its Board of Directors and add Voce nominee Joseph E. Whitters as a new independent director, effective immediately. Mr. Whitters will also be appointed to the Board’s Finance and Strategic Planning Committee and will stand for election to the Board as part of the Company’s slate of director nominees at the 2016 Annual Meeting of Shareholders. With the addition of Mr. Whitters, the Air Methods Board now includes 12 directors, 11 of whom are independent. And upon the retirement from the Board of George W. Belsey and Carl H. McNair, Major General (Ret.) following the expiration of their terms at the 2016 Annual Meeting, the Air Methods Board will consist of 10 directors, nine of whom will be independent.

In connection with the agreement, the Board has also approved — and will seek shareholder approval at the 2016 Annual Meeting to adopt — a binding proposal to amend the Company’s certification of incorporation and bylaws to declassify its Board of Directors, such that all directors will be elected annually commencing with the Class II directors up for re-election at the 2017 Annual Meeting. As part of this process, Aaron Todd, Air Methods Chief Executive Officer, will once again serve as a Class II director and stand for re-election at the 2017 Annual Meeting.

“We appreciate the constructive input we have received from Voce. Air Methods has long benefited from a strong Board that comprises industry leaders, and we are pleased to welcome Joe Whitters as a new independent director,” said C. David Kikumoto, Chairman of the Air Methods Board of Directors. “We are confident that he will add valuable healthcare investment perspective to our Board as together we help guide Air Methods’ continued execution of its strategic initiatives to drive growth and shareholder value.”

“As a longtime Air Methods investor, we believe the Board will benefit from Joe’s considerable skills and experience,” said J. Daniel Plants, Founder and Chief Investment Officer of Voce. “We look forward to continuing to work constructively with the Air Methods Board and management team to enhance value for all shareholders.  We also commend the Board for agreeing to bring Voce’s shareholder proposal to de-stagger the Board to a vote at the 2016 annual meeting.”

Pursuant to its agreement with Air Methods, Voce has agreed to certain customary standstill and voting provisions. The agreement will be filed on a Form 8-K with the Securities and Exchange Commission.

About Joseph E. Whitters

Mr. Whitters is an Executive Partner of Frazier Healthcare Partners, an investment firm. In addition to his oversight of several private companies in Frazier’s portfolio, Mr. Whitters has served on many public company boards, including those of Mentor Corporation, Solexa, Luminent and Omnicell. He currently serves on the boards of InfuSystems and PRGX Global and, from 2014 until October 2015, was a director of Rural Metro Corporation (and Chairman of its Audit Committee) until its acquisition by Envision Healthcare. Before his role at Frazier, Mr. Whitters held various finance positions of increasing responsibility at First Health, a managed care organization he helped take public as Chief Financial Officer. Prior to that, he was Controller at United Healthcare. He is a CPA and began his career in public accounting with Peat Marwick.

About Air Methods

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services in the United States. The United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. The Tourism Division is comprised of Sundance Helicopters, Inc. and Blue Hawaiian Helicopters, which provide helicopter tours and charter flights in the Las Vegas/Grand Canyon region and Hawaii, respectively. Air Methods’ fleet of owned, leased or maintained aircraft features approximately 500 helicopters and fixed wing aircraft.

About Voce Capital Management

Voce Capital Management LLC is a fundamental value-oriented, research-driven investment adviser founded in 2011 by J. Daniel Plants.  The San Francisco-based firm is 100% employee-owned.

Forward Looking Statements

Certain statements contained in this letter may constitute “forward looking statements,” including statements regarding the Company’s growth, performance and strategic initiatives. Stockholders should be aware that these forward looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. Certain risks and uncertainties are disclosed from time to time in our filings with the Securities and Exchange Commission (the “SEC”). Except as required by law, the Company undertakes no obligation to update or revise any forward looking statements.

Important Additional Information

Air Methods intends to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2016 Annual Meeting (the “2016 Proxy Statement”). AIR METHODS STOCKHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS THAT AIR METHODS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Air Methods, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from Air Methods’ stockholders in connection with the 2016 Annual Meeting. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2016 Proxy Statement and other materials to be filed with the SEC in connection with the 2016 Annual Meeting. Such information can also be found in Air Methods’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 27, 2015 and in Air Methods’ definitive proxy statement for the 2015 Annual Meeting, filed with the SEC on April 22, 2015. To the extent holdings of Air Methods’ securities have changed since the amounts shown in the definitive proxy statement for the 2015 Annual Meeting, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.

Shareholders will be able to obtain, free of charge, copies of the 2016 Proxy Statement and any other documents filed by Air Methods with the SEC in connection with the 2016 Annual Meeting at the SEC’s website (www.sec.gov), at Air Methods’ website (www.airmethods.com) or by writing to Air Methods’ Corporate Secretary at Air Methods, 7211 South Peoria Street, Englewood, Colorado 80112, or by calling Air Methods’ Corporate Secretary at (303) 792-7400.

CONTACTS: Trent J. Carman, Chief Financial Officer, (303) 792-7591. Please contact Christina Brodsly at (303) 256-4122 to be included on the Company’s e-mail distribution list.

MEDIA CONTACT:

Joele Frank, Wilkinson Brimmer Katcher

James Golden or Andrew Squire

(212) 355-4449